EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
Crosstex Energy Announces Private Placement for $360 Million
DALLAS, May 17 /PRNewswire-FirstCall/ — Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) today announced that it had executed agreements to issue approximately 12.8 million senior subordinated units for aggregate proceeds of $360 million. The units will convert to common units on February 16, 2008, and until that time, will not participate in the cash distributions of the Partnership. The financing is being done in order to fund a portion of the Partnership’s agreement to acquire the natural gas gathering pipeline systems and related facilities of Chief Holdings LLC, which was announced in early May 2006, as well as the Partnership’s previously announced capital projects. The financing is expected to close concurrently with the closing of the acquisition from Chief.
Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) has agreed to purchase $180 million of the senior subordinated units. To finance its purchase of the units, the Corporation has agreed to sell approximately 2.5 million shares of common stock in a private placement for approximately $180 million.
“The issuance of these senior subordinated units is a very positive indication of confidence in Crosstex’s long-term plan for growth. Additionally, it puts the Partnership in an excellent position to fund its previously announced growth programs,” said Barry E. Davis, President and Chief Executive Officer. “We are excited by the strong financial support we have received from the investment community.”
The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.
SOURCE Crosstex Energy, L.P.; Crosstex Energy, Inc.
           -0-                    05/17/2006
           /CONTACT: Jill McMillan for Crosstex Energy, Inc., +1-214-721-9271,
jill.mcmillan@crosstexenergy.com /
          /Web site: http://www.crosstexenergy.com /
          (XTEX XTXI)
CO: Crosstex Energy, L.P.; Crosstex Energy, Inc.
ST: Texas
IN: OIL
SU: FNC
KZ
— NYW063 —
0615 05/17/2006 07:00 EDT http://www.prnewswire.com